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                                                                    EXHIBIT 10.4

                 SUBLICENSE, CO-MARKETING AND SUPPLY AGREEMENT

                                    BETWEEN

                          SCHEIN PHARMACEUTICAL, INC.

                                      AND

                         MAKOFF R&D LABORATORIES, INC.

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                 SUBLICENSE, CO-MARKETING AND SUPPLY AGREEMENT

     This Sublicense, Co-Marketing and Supply Agreement ("Agreement") is entered into as of the 30th day of September, 1996, by and between Schein
Pharmaceutical, Inc., a Delaware corporation ("Schein"), and Makoff R&D Laboratories, Inc., a California corporation ("R&D").

                                  WITNESSETH:

     WHEREAS, R&D and Rhone-Poulenc Rorer GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("RPR"), have heretofore entered into that certain Distribution Agreement dated June 24, 1993, as amended to date (the "Distribution Agreement"), and that certain Trademark Agreement dated August 26, 1993, as amended to date (the "Trademark Agreement"); and

     WHEREAS, the Distribution and Trademark Agreements grant to R&D, upon and subject to the terms and conditions contained therein, the exclusive license to import the Products and use and sell the Products in the Territory (as such terms are defined in the Distribution Agreement) and to use the Trademark "Ferrlecit" in connection with R&D's activities under the Distribution Agreement; and

     WHEREAS, RPR represents itself as the sole and exclusive worldwide owner of all proprietary information, compounds, know how, trade secrets, data and technology relating to the manufacture of the Product (as defined below); and

     WHEREAS, R&D and Schein desire to enter into this Agreement in order to provide for the joint commercialization of R&D's rights under the Distribution and Trademark Agreements, upon and subject to the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, Schein and R&D agree as follows:

     1.   Definitions. As used in this Agreement, the following definitions
          -----------
shall apply:

          "Affiliate" shall, unless otherwise expressly provided herein, mean any person, firm, corporation or other business entity which directly or indirectly controls, is controlled by or is under common control with, R&D or Schein. The term "control" means possession, direct or indirect, of no less than a majority of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

          "Confidential Information" shall mean any information pertaining to the Product from time to time communicated by or on behalf of R&D to Schein (including without limitation any RPR Know How), or by or on behalf of Schein to R&D, as the case may be, including, without limitation, trade secrets, business methods, pricing, cost, supplier, manufacturing and customer information, whether of a written, oral or visual nature, and it is expressly understood and agreed that the term "confidential information" means and includes any and all "RPR know-how" and/or "R&D know-how," as such terms are defined in Subsections
1.6 and 1.7, respectively, of the Distribution Agreement.

          "Cost of Goods" shall have the meaning set forth in clause 7(c)(iii)(3) hereof.

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          "FDA" shall mean the United States Food and Drug Administration.

          "Final Net Profit Determination" shall have the meaning set forth in clause 7(c)(iv) hereof.

          "Foreign Registrations" shall mean the registrations and permits required by applicable government authorities in the Territory outside of the United States for the importation into and for the marketing, sale and distribution of the Product in a country in the Territory.

          "Marketing Authorization" shall mean approval by the FDA of the NDA and the procurement of the Foreign Registrations.

          "Marketing Plan(s)" shall mean the annual plan(s) to be developed (in accordance with the guidelines set forth in Exhibit E hereto) by Schein for each country in the Territory, subsequent to and consistent with the Strategic Commercialization Plan(s).

          "NDA" shall mean the new drug application, which shall be and remain owned by R&D, which is prepared by R&D for submission to the FDA in order to obtain approval to sell the Product in the United States and to manufacture the Product.

          "Net Profit" shall have the meaning set forth in clause 7(c)(iii)(1) hereof.

          "Net Sales" shall have the meaning set forth in clause 7(c)(iii)(2) hereof.

          "Product" shall have the meaning ascribed to it in Subsection 1.5 of the Distribution Agreement.

          "Recall Costs" shall have the meaning set forth in Paragraph 13(b) hereof.

          "R&D Know How" shall mean all (i) patents (if any), proprietary rights and/or applications of R&D or with respect to which R&D has rights (but only to the extent of such rights) with respect to the Product, all registrations of R&D or with respect to which R&D has rights (but only to the extent of such rights) with respect thereto and all technology, know how and goodwill of R&D or with respect to which R&D has rights (but only to the extent of such rights) associated therewith, (ii) proprietary scientific and medical information, technical data and marketing studies in R&D's possession, or from time to time invented, developed or acquired by or on behalf of R&D or under the control of R&D relating to the Product, and (iii) the trademark "Ferrlecit." It is expressly understood and agreed that the term "R&D Know-How" means and includes any and all "RPR know-how" and/or "R&D know-how" as such terms are defined in Subsections 1.6 and 1.7, respectively, of the Distribution Agreement.

          "RPR Agreements" shall collectively mean the agreements between RPR and R&D as follows:

                    (a) the Distribution Agreement, Amendment 1 thereto dated November 8, 1994, Exhibit A thereto dated July 6, 1993, Exhibit A/1 thereto dated December 18, 1995, and Exhibit B thereto dated July 6, 1993, each of which Exhibits and Amendments has already been provided by R&D to Schein, with it being acknowledged that said Exhibit B and the Trademark Agreement were provided to Schein only in redacted form;

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                    (b)  the Trademark Agreement; and

                    (c) any additional executed written amendments, waivers or modifications to the RPR Agreements that are provided to Schein by R&D prior to the date hereof.

          "Strategic Commercialization Plan(s)" shall mean the plan(s) to be developed (in accordance with the guidelines set forth in Exhibit F hereto) by R&D and Schein in accordance with Paragraph 5(a) hereof.

          "Supply Agreement" shall mean the Manufacturing and Supply Agreement between R&D and Schein discussed in Section 6, below, pursuant to which R&D will supply Schein its requirements of Product.

          "Term" shall have the meaning set forth in Section 2 hereof.

          "Territory" shall mean the United States, Canada, and those regions and/or countries set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time by mutual consent of the parties hereto.

          "United States" shall mean the United States of America and, to the extent included in the territory covered by the Distribution Agreement, its territories and possessions.

          "Upfront Payments" shall mean the payments by Schein to R&D provided for in clauses 7(a)(i), 7(a)(ii), 7(a)(iii) and 7(a)(iv).

     2.   Term. The term of this Agreement (the "Term") shall be coterminous
          ----
with the term provided for in the Distribution Agreement, subject to earlier termination as provided in Section 14 hereof. Promptly following the signing of this Agreement, R&D will use its best efforts to extend the term of the Distribution Agreement to not less than 15 years following Marketing Authorization. Upon R&D's obtaining such extension, it promptly shall so notify Schein in writing, specifying the period and territories covered by such extension. The term of this Agreement shall be automatically extended for a period equal to any such extension of such rights of R&D under the RPR Agreements, if any, at no additional cost to Schein, unless Schein gives written notice to R&D that it does not wish to extend the Agreement with respect to the Product in the Territory or part thereof. Subject to Paragraph 14(c) hereof, all rights granted to Schein under this Agreement shall revert to R&D upon termination or expiration of this Agreement.

     3.   Product Registration and Development.
          ------------------------------------

          (a) R&D shall use its best efforts to procure, and thereafter maintain, Marketing Authorization for the distribution and sale of the Product in each,country in the Territory. These efforts shall, without limitation, include (i) gathering, evaluating and presenting all data needed in order to prepare and submit the NDA, including all applicable sections, to the FDA; (ii) preparing and submitting the NDA to the FDA and supporting it through the approval process and thereafter; (iii) preparing and submitting Foreign Registrations with other applicable authorities in other countries in the Territory, and (iv) conducting all Phase I, II and III clinical trials (or their equivalent as required in a particular country) required to obtain Marketing Authorization in each country in the Territory.

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          (b)  Effective with the date of execution hereof, any and all costs incurred by R&D on or after the execution of this Agreement directly and/or indirectly in connection with the activities discussed in clauses (i), (ii),
(iii) and (iv) of Paragraph 3(a) hereinabove shall be paid by R&D. On a monthly basis thereafter, R&D shall provide Schein with supporting documentation as to the out-of-pocket portion of such costs and Schein shall reimburse R&D for such of those out-of-pocket costs as are reasonable ("Qualified Expenditures"), with it being understood that out-of-pocket costs shall in no event be construed to include indirect charges such as overhead allocations. Such reimbursement shall be made to R&D by Schein (subject to the limitation below), within thirty (30) days of receipt by Schein of the applicable supporting documentation of the Qualified Expenditures; provided, however, that the Schein reimbursements required as aforesaid shall be limited to one hundred percent (100%) of the first Five Hundred Thousand Dollars ($500,000) of Qualified Expenditures and fifty percent (50%) of the Qualified Expenditures in excess of Five Hundred Thousand Dollars ($500,000), with R&D being required to absorb fifty percent (50%) of the Qualified Expenditures in excess of the first Five Hundred Thousand Dollars ($500,000). In addition, it is further understood and agreed that (i) R&D shall consult with Schein in advance of any single expense in excess of Fifty Thousand Dollars ($50,000) if such expense would be a Qualified Expenditure (although this obligation to consult shall not be construed as an obligation to obtain approval), (ii) R&D shall consult with Schein with respect to the incurring of further Qualified Expenditures once the first $1.5 million of Qualified Expenditures has been incurred, (iii) Schein shall have no obligation to reimburse any part of any Qualified Expenditures in excess of the first $2 million thereof unless it shall first consent thereto in writing, and
(iv) for purposes of computing the amount of Qualified Expenditures incurred, out-of-pocket costs incurred by Schein in pursuance of the matters set forth in Paragraph 3(a) shall be deemed to be Qualified Expenditures if they have been incurred with R&D's consent.

          (c) Notwithstanding the foregoing, NDA filing fees, if any, and the cost of any post Marketing Authorization clinical trials that R&D is required to perform in the future, that Schein may wish to perform, or that the Joint Marketing Committee deems appropriate to perform in order to exploit the commercial potential for the Product with a view to optimizing Product sales, profits and return on investment, shall be borne exclusively by Schein, except as provided below. In addition to the foregoing, Schein shall provide, at no cost to R&D, such technical and regulatory assistance of Schein employees as R&D may reasonably request to obtain Marketing Authorization, and Schein shall be responsible for any and all costs incurred in connection with Phase IV studies, whether FDA mandated or undertaken in connection with the marketing of the Product or otherwise ("Phase IV Studies"). It is expressly understood and agreed that in the case of NDA filing fees, (i) Schein shall be required to pay only the user application fee and the first supplemental fee, if any, with R&D being required to pay the annual product fee and with R&D and Schein being required to share equally any additional supplemental fees, (ii) R&D shall bear the cost of any FDA filing fees hereafter enacted as fees different from those referred to in (i), and (iii) R&D shall use its best efforts to obtain a reduction of the FDA user fee under the procedures available therefor. It is also understood and agreed that no costs incurred by R&D or Schein pursuant to this Paragraph 3(c) shall be considered to be Qualified Expenditures or reimbursements therefor. To the extent permitted under applicable laws and regulations, Schein shall be responsible for filing with the FDA annual Product reports and adverse drug reports for the Product during the Term.

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          (d)  R&D has developed and implemented a program designed to secure regulatory approval to sell and market the Product in the United States marketplace. Since entering discussions with Schein related to the collaboration which is the subject of this Agreement, Schein has provided certain suggestions and input to R&D concerning this process. Upon execution of this Agreement, R&D wishes to avail itself as to the Product of Schein's experience and expertise with respect to gaining regulatory approvals to market and sell products. Therefore, promptly upon the execution of this Agreement, R&D and Schein shall form a Research and Development Committee ("R&D Committee").

               (i) Prior to FDA acceptance of the filing of the NDA, the R&D Committee shall serve only in an advisory capacity to R&D. During this period, Schein's internal research and development resources shall be made available to R&D, as and to the extent that Schein determines to be reasonable, to assist R&D in the preparation and submission of the NDA, with such resources being provided at no cost to R&D.

               (ii) After FDA acceptance of the NDA for filing, the R&D Committee shall cease to be merely advisory and shall be responsible for managing the NDA until the time Marketing Authorization for the United States is received. The R&D Committee shall determine the most appropriate methods, plan, and/or approach to secure regulatory approval for the Product in the U.S., as well as other countries in the Territory, and to secure Marketing Authorizations in those other countries. The R&D Committee shall have not less than four (4) members and such greater number of members as R&D and Schein may agree, consisting of an equal number of members from both R&D and Schein. All members shall have equal voting rights. Dr. Rhoda Makoff, if a member, shall be the chairperson of this Committee. The R&D Committee shall meet on such schedule as is deemed appropriate by its members.

               (iii) All decisions by the R&D Committee shall be made by majority vote of the authorized number of its members. A quorum for any meeting of the R&D Committee shall consist of at least two appointees, one of whom shall be an R&D appointee and one of whom shall be a Schein appointee. Participation at a meeting may be in person, by telephone, or by video conference, provided that all participants can hear and be heard by one another at all times throughout the meeting. All members of the R&D Committee not in attendance shall be immediately notified of any action taken or approved by the R&D Committee and provided with written approved minutes of such meetings. The R&D Committee shall meet on such schedule as deemed appropriate by its members, but no less frequently than quarterly and with any one member being empowered to call a meeting of the R&D Committee upon at least ten (10) business days' notice; provided, however, that no notice of a meeting may be given until any then previously noticed meeting has actually been held (or holding thereof has been waived unanimously).

               (iv) In the event that the R&D Committee should become deadlocked, then the deadlock shall be referred to and reviewed by independent outside firm(s) which shall be mutually agreed by the parties. It is important to note that the nature of such firms may vary depending on the issue. Each deadlock referred to such independent outside firm(s) shall be reviewed in accordance with the overall standards and objectives set forth in this Agreement. Both parties shall cooperate fully with this firm(s), including providing such information concerning Product as the outside firm(s) shall reasonably require. Both parties agree that all decisions of the outside firm(s) shall be final and binding upon them. Such outside firm(s) shall be guided by this Agreement in interpreting the intent of the parties. Each party shall bear its own expenses and shall share the fees and costs of the outside firm(s)

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equally. Because of the potential importance that such outside firm(s) could play in assisting the parties to achieve the mutual objectives set forth herein, immediately after the execution hereof, R&D and Schein shall work together to jointly identify such firm(s). However, of course, such firm(s) would not be engaged until, or unless, necessary.

     4.   Grant of Rights. Subject to obtaining the written consent thereto of
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RPR, which consent (the "Grant Consent") R&D shall use its best efforts to obtain promptly, R&D does hereby grant to Schein and its Affiliates, upon and subject to the terms and conditions provided herein, the exclusive sublicense and right to use, promote, market, sell and sub-distribute the Product in the Territory pursuant to and in accordance with the RPR Agreements, and the right, subject to the RPR Agreements, to use and exploit the R&D Know How in connection therewith; provided, however, that the grant of any rights hereunder to any Affiliate of Schein must first receive the written approval of RPR and R&D makes no representations about the likelihood of such approval being received.

          Concurrently herewith, R&D and Schein are executing and delivering the Limited Liability Company Operating Agreement, which is attached hereto as Exhibit B. If, by the date that the FDA has provided R&D with the Marketing Authorization for the United States, R&D has not received the consent of RPR to the foregoing grant of rights, then, if, but only if, this Agreement has not theretofore terminated, said Agreement shall immediately become effective as provided therein. It is understood and agreed that in the event that it should be determined by competent authority or by agreement of the parties that either the organization of the entity which is the subject of the aforesaid Operating Agreement or the contribution to such entity of the rights to be contributed pursuant to Paragraph 2.2(a) of said Operating Agreement constitutes a default under or breach of either of the RPR Agreements or is invalid thereunder, then, if the Grant Consent has not been obtained, Schein and R&D shall work together and use their best efforts to arrive at an alternative arrangement which would be permitted by the RPR Agreements and come as close as reasonably possible to achieving for the parties their economic purposes and expectations in entering into this Agreement.

     5.   Marketing of Product.
          --------------------

          (a)  Joint Marketing Committee.
               -------------------------

               (i) R&D and Schein shall form a Joint Marketing Committee to develop multi-year Strategic Commercialization Plan(s) for the marketing, promotion, sale, and distribution of the Product, with the intent of optimizing Product sales, profits and return on investment. This Committee shall consist of four (4) members, each having equal voting rights. R&D and Schein shall each designate two representatives to the Joint Marketing Committee. Schein shall market, promote, sell and distribute the Product in accordance with the Strategic Commercialization Plan(s) agreed to from time to time in writing by the Joint Marketing Committee. This Committee shall be formed immediately upon execution of this Agreement and shall immediately commence the process of developing the Strategic' Commercialization Plan(s).

               (ii) In general and consistently with the overall goals of optimizing Product sales, profits and return on investment, Schein shall employ diligent efforts to develop and maintain sales of the Product in each country in the Territory and shall employ a level of advertising, sales, marketing, and promotion efforts in each country in the Territory where Marketing Authorization for Product has been obtained which is: (1) commensurate with that

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put forth by other pharmaceutical companies for products of similar market potential for similar audience size in that country in the Territory, and (2) sufficient with respect to the potential for that country to fully exploit the market potential for Product as depicted in the Strategic Commercialization Plan(s) for that Territory.

                         (1)   within twelve (12) months of execution of this
Agreement and annually thereafter, the Joint Marketing Committee shall evaluate all countries included in the Territory, with the exception of the United States and Canada, in order to determine the feasibility of commercialization of the Product in each such country at that time or in the future, and decisions to defer commercialization shall be reevaluated in good faith annually, with it being understood that at each such annual reevaluation the parties shall consider in good faith whether they reasonably foresee ever considering commercialization for a country and if, at that time, the Joint Marketing Committee affirmatively makes the decision that commercialization of the Product in a particular country in the Territory is not reasonably foreseeable at any time in the future, then all rights granted hereunder with respect to that country shall immediately revert back to R&D. It is also understood and agreed that failure to pursue commercialization in a country can result in a termination by RPR of R&D's rights with respect thereto as provided in the Distribution Agreement, which termination by RPR would also terminate Schein's derivative rights hereunder with respect thereto.

                         (2)   Subject to clause 5(a)(ii)(1), above, the Joint
Marketing Committee shall develop Strategic Commercialization Plan(s), one each for the United States and Canada and one each for each country in the Territory in which the Product is to be marketed, for the purpose of optimizing Product sales, profits, and return on investment in that country. The Strategic Commercialization Plan(s) will be initiated immediately for the United States and Canada and will be completed by the later of the date on which the NDA is accepted by the FDA for filing and June 30, 1997 in the case of the United States, and six (6) months after the later of such two dates in the case of Canada. The Strategic Commercialization Plan(s) will be initiated for other countries in the Territory according to a schedule to be developed by the Joint Marketing Committee. If by June 1, 1997, it reasonably appears to R&D or Schein that the Plan(s) for either of those countries may not be completed by the dates specified for the United States and Canada, respectively, above, then the parties shall immediately agree upon an outside firm for the resolution, in accordance with clause 5(a)(ii)(4), below, of all open issues and do everything necessary so that the Plan(s) are completed by the specified dates.

                         (3)   The Strategic Commercialization Plan(s) shall set
forth estimates of the size of the markets for Product in the Territory in reasonable detail and shall define the overall strategy for exploitation of the commercial opportunity for Product in the Territory. The Strategic Commercialization Plan(s) shall be substantially in accordance with the requirements set forth in Exhibit F hereto. The Strategic Commercialization Plan(s) shall address the markets for Product in the Territory in a manner consistent with that customarily utilized by pharmaceutical companies for products in markets in that country in the Territory equivalent in size to those set forth in the Strategic Commercialization Plan(s). Thereafter, from time to time as necessary, the Joint Marketing Committee shall review the Strategic Commercialization Plan(s) together and revise them as necessary as the parties shall mutually agree.

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                         (4)   Any dispute concerning the Strategic
Commercialization Plan(s), or their revision, as well as any anticipated inability to complete a Plan in a timely manner, as contemplated in clause 5(a)(ii)(2) above, shall be referred to and reviewed by independent outside firm(s) which shall be mutually agreed by the parties. It is important to note that the nature of such firms may vary depending on the issue. Each dispute referred to such independent outside firm(s) shall be reviewed in accordance with the overall standards and objectives set forth in this Agreement, including the goal of optimizing Product sales, profits and return on investment. Both parties shall cooperate fully with this firm(s), including providing such information concerning Product as the outside firm(s) shall reasonably require. Both parties agree that all decisions of the outside firm(s) shall be final and binding upon them. Such outside firm(s) shall be guided by this Agreement in interpreting the intent of the parties. Each party shall bear its own expenses and shall share the fees and costs of the outside firm(s) equally. Because of the potential importance that such outside firm(s) could play in assisting the parties to achieve the mutual objectives set forth herein, immediately after the execution hereof, R&D and Schein shall work together to jointly identify such firm(s). However, of course, such firm(s) would not be engaged until, or unless, necessary.

                         (5)   Within six (6) months following NDA submission in
the United States (and similar submissions in other countries in the Territory), annually thereafter, and with such more frequent updates as Schein might wish to make, Schein will prepare and deliver to the Joint Marketing Committee a Marketing Plan for the next following twelve-month marketing period for the Product in each country of the Territory substantially in conformance with the applicable portions of the Strategic Commercialization Plan(s). Each Marketing Plan shall refine the strategy (or strategies) initially set forth in the pertinent Strategic Commercialization Plan(s) by including specific tactics to support those strategies and by identifying specific actions that Schein plans to take to achieve the objectives set forth in the Marketing Plan. Each Marketing Plan shall include projections, updated from time to time by Schein, for expected sale of Product by Schein during the period covered by such Marketing Plan. These projections shall include both unit projections and revenue projections.

                         (6)   The Strategic Commercialization Plan(s) shall
govern the commercialization process for Product in the Territory by Schein. With the intent of optimizing Product sales, profits and return on investment, Schein shall apply such level of sales, advertising, marketing and promotional efforts and expenditures in marketing the Product as is consistent with that level of effort and expenditures made by pharmaceutical companies for pharmaceutical products of similar market potential for similar audience size in that country in the Territory, if any. Schein shall have the responsibility and authority to make all sales, marketing and pricing decisions with respect to the Product throughout the Term of this Agreement, provided that all such decisions
(x) are consistent with the strategy and general guidelines set forth in the Strategic Commercialization Plan(s) for a given country of the Territory, and
(y) are subject to any authority expressly reserved to the Joint Marketing Committee with respect thereto.

                         (7)   Schein shall be deemed not to be using diligent
efforts in any country in the Territory if Schein has not sold at least fifty percent (50%) of cumulative projected unit sales of Product as set forth in Schein's most recent Marketing Plan for that country for the three year period just preceding the fourth anniversary of the first commercial sale of Product in that country under this Agreement. In that case, if R&D has been ready, willing and able to supply Schein with Product substantially in accordance with Schein's requested delivery schedules (formulated in accordance with the Supply Agreement) so as to

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have enabled Schein to have met the minimum requirements of the previous sentence, R&D, as its exclusive remedy, shall be entitled to identify a person or entity of R&D's choosing to market the Product with Schein in the country involved in the capacity of Schein's co-marketing or co-promotion partner (but under the same brand name), with it being understood and agreed, however, that R&D will consult with Schein as to who will be chosen (although this obligation to consult shall not be construed to be an obligation to obtain approval). The terms of the arrangement to be entered into with the person or entity chosen shall likewise be within the discretion of R&D, except that (x) R&D shall not enter into any arrangement that does not permit R&D to review the arrangement by no later than the end of the second full year thereof in order to permit R&D to determine whether it wishes to continue the arrangement thereafter or to identify a new co-marketing partner or dispense therewith (which determination shall be made by R&D in good faith in its discretion), and (y) the compensation payable to the person or entity chosen shall be within R&D's discretion, but
(aa) such compensation shall consist solely of commissions, (bb) R&D shall use its best efforts to obtain a favorable rate, (cc) such rate shall be within the limits of that which is then reasonable and customary in the industry generally for arrangements of the nature in question, (dd) such rate shall not exceed fifty percent (50%) of the stated sales price for units of Product, and (ee) commissions for any twelve (12) month period during such arrangement shall be payable only on that incremental portion of unit sales of Product which exceeds actual unit sales for the twelve (12) full calendar months immediately following the month in which the arrangement is to be entered into, or the forecast as at such time for unit sales of Product for the twelve (12) full calendar months immediately following the month in which the arrangement is to be entered into, whichever standard R&D elects to use, and pro rated for partial periods. Notwithstanding the foregoing, it is understood and agreed that whether and on what terms to engage such person or entity shall be made jointly by R&D and Schein in the case of any country in the Territory as to which Schein has, with the approval of the Joint Marketing Committee, sublicensed its marketing and distribution rights under this Agreement to (or otherwise engaged for marketing or distribution purposes) a person or entity other than a Schein Affiliate.

                         (8)   If Schein fails to market, promote, sell and
otherwise commercialize the Product in a country in the Territory in accordance with the applicable Commercialization Plan(s) and Marketing Plan(s) within six
(6) months following Marketing Authorization in that country, Schein shall forfeit its exclusivity in such country in the Territory and R&D shall be free to find another commercialization partner or partners (or licensee or licenses) in that country in the Territory. It is understood that if R&D were then still unable to introduce the Product in that country by a date twelve (12) months after obtaining the applicable Marketing Authorization then, pursuant to the Distribution Agreement, RPR would be able to terminate R&D's license (and, as a result thereof, Schein's sublicense) as to that country.

                   (iii) The Joint Marketing Committee shall meet on such schedule as deemed appropriate by its members, but no less frequently than quarterly and with any one member being empowered to call a meeting of the Joint Marketing Committee upon at least ten (10) business days' notice (which notice shall include a description of all actions to come before the Committee at such meeting for consideration or action); provided, however, that no notice of a meeting may be given until any then previously noticed meeting has actually been held (or holding thereof has been waived unanimously). The first meeting of the Joint Marketing Committee shall take place prior to January 1, 1997.

                         At meetings, each member shall have the right to
provide information for consideration and the Joint Marketing Committee shall consider all such input. All decisions by the Joint Marketing Committee shall be made by majority vote of the authorized number of its members. A quorum required for any meeting of the Joint Marketing Committee shall consist of at least two appointees, one of whom shall be a Schein appointee and one of whom shall be an R&D appointee. Participation at a meeting may be in person, by telephone, or by video conference, provided that all participants can hear and be heard by one another at all times throughout the meeting. All members of the Joint Marketing Committee not in attendance shall be immediately notified of any action taken or approved by the Joint Marketing Committee and provided with written approved minutes of such meetings.

               (b)  Consulting Agreement.  R&D and Schein shall retain Dr. W.
                    --------------------
Shannon McCool ("McCool") of Bolling, McCool and Twist, Inc., to consult, advise and support the Joint Marketing Committee with respect to the development of a Strategic Commercialization Plan. R&D and Schein shall enter into a Consulting Agreement with McCool for an initial two year term with a minimum annual retainer of One Hundred Thousand Dollars ($100,000) (exclusive of out-of-pocket expenses), with successive automatic one-year extensions unless any party thereto gives notice at least three months prior to the expiration of the then-current term of its or his election not to extend. The Consulting Agreement shall commence on the date of the first meeting of the Joint Marketing Committee. The hourly rate charged by McCool shall be his standard billing rate for similar consulting services, and shall be credited against the retainer provided for above. R&D, Schein and McCool shall collectively decide on a reasonable schedule for McCool to render the consulting services anticipated by this Paragraph. The parties hereto shall share equally the expense under such Consulting Agreement.

               (c)  Promotion. Subject to any Strategic Commercialization
                    ---------
Plan(s) developed by the Joint Marketing Committee, Schein shall commence marketing the Product in the Territory or part thereof as soon as practical after Marketing Authorization is obtained and after Schein has inventory of Product that the Joint Marketing Committee deems sufficient to launch the Product in that country in the Territory. Subject only to any Strategic Commercialization Plan(s) developed by the Joint Marketing Committee, Schein shall develop and implement a Marketing Plan(s) for the Product, the development and implementation of which shall, subject to said Strategic Commercialization Plan(s), be within Schein's complete and unfettered discretion and control and subject to modification by Schein from time to time as it sees fit. To the extent that R&D participates in the marketing of the Product pursuant to such Plan(s), it shall be reimbursed by Schein, within thirty (30) days of Schein's receipt of the supporting documentation relating thereto, for those of R&D's documented out-of-pocket costs and expenses which are incurred in connection therewith within the limits provided for in such Plan(s). Schein shall be solely responsible for the cost of its marketing efforts regarding the Product. Schein shall promote the Product following Marketing Authorization in the manner set forth in Schein's Marketing Plans, subject to the Strategic Commercialization Plan(s) and consistently with the objectives of optimizing Product sales, profits and return on investment.

     6.   Supply of Product.
          -----------------

          (a)  Product Requirements of Schein; Backup Manufacturing.
               ----------------------------------------------------

               (i) R&D and Schein shall negotiate in good faith in order that they might execute and deliver, as soon as practicable following the execution and delivery of this Agreement, a Supply Agreement providing for R&D's supplying to Schein Schein's requirements of Product for the Territory during the Term. The Supply Agreement shall contain provisions for such agreements which are customary in the pharmaceutical industry, including, without limitation, assurances as to continuous supply; forecast, order, shipment and delivery terms; the obtaining and maintenance of insurance coverage; supplier representations and indemnities as to Product quality; and provisions as to Product packaging and labelling (collectively, "Customary Supply Provisions"); provided, however, that it is understood and agreed that R&D's abilities with respect to supply are wholly derivative of its rights and remedies under the RPR Agreements. R&D shall endeavor in good faith to have the RPR Agreements modified to include Customary Supply Provisions. The price at which R&D shall sell Product to Schein under the Supply Agreement shall be governed by Section 7 of this Agreement.

               (ii) R&D and Schein agree that it would be in their respective best interests to have a backup manufacturer of Product in the event that RPR were, unable to supply Schein's requirements for Product. To that end, R&D agrees to use its best efforts to obtain RPR's consent to the designation of Schein and/or one of its Affiliates as backup manufacturer, to be called upon to manufacture as a backup in the event that RPR is unable or unwilling to supply Product as required hereunder or under the Supply Agreement referred to in clause 6(a)(i), above.

                    (1) Upon the obtaining of such consent of RPR, R&D shall undertake to file, at Schein's expense (notwithstanding any provision of Section 3 hereof to the contrary), such supplements to the NDA as shall be necessary to permit Schein or its designated Affiliate to be such a backup manufacturer (the "Backup"), and such costs and expenses shall be neither Qualified Expenditures nor Product Related Expenses (as the latter term is defined in clause 7(c)(iii)(4) hereof); provided, however, that R&D shall be entitled to approve or disapprove or discontinue the designation of Schein or one of its Affiliates as Backup on the basis of reasonable objections based on lack of FDA approval of the applicable manufacturing facility, failure to be in substantial compliance with then current Good Manufacturing Practices or lack of assurance as to adequate capacity, but not on any other grounds.

                    (2) In the event that Schein or its Affiliate is designated and approved as Backup as provided above, then Schein shall initially bear all costs necessary to ready one already existing FDA approved facility to manufacture Product, subject to reimbursement of the direct out-of-pocket portion of such costs, only as follows:

                         (x)  One-half (1/2) of not to exceed $3,000,000 of
those costs incurred prior to the time that R&D has consented to the commencement of the incurring of such costs, if such costs have been incurred prior to the time that the Backup is actually required for supply, shall be reimbursable by R&D commencing with the time, if any, at which revenues from sales of Product (by whomsoever manufactured) commence to be realized, with R&D's obligation to reimburse to be payable in equal quarterly installments amortized over one hundred percent (100%) of the Term of this Agreement remaining as of the later of (aa) the incurring of the cost, or (bb) the commencement of revenue from the sale of Product;

                         (y)  One-half (1/2) of not to exceed $3,000,000
(including, for purposes of calculating whether the limit has been exceeded, any costs referred to in clause 6(a)(ii)(2)(x), above) of those costs incurred subsequent to the time that R&D has consented to the commencement of the incurring thereof or subsequent to the time that the Backup is actually required for supply shall be reimbursable by R&D commencing with the time that revenues from sale of Product (by whomsoever manufactured) commence to be realized, with R&D's obligation to reimburse to be payable in equal quarterly installments amortized over one-half (1/2) of the Term of the Agreement remaining as at the later of (aa) the incurring of the cost, or (bb) the commencement of revenue from sale of Product; and

                         (z)  No such costs shall be reimbursable by R&D unless
and until there is revenue from sale of Product (by whomsoever manufactured, but other than sales by R&D to Schein by way of supply) under this Agreement, with it being understood that if costs exceed or are reasonably expected to exceed $3,000,000, then R&D shall discuss in good faith with Schein R&D's agreeing to be liable to reimburse a part of such excess on a basis to be mutually agreed (but with no obligation on the part of R&D to reimburse with respect to such excess unless R&D shall first consent thereto in writing).

                    (3) In the event that the Backup is manufacturing, then the price to be paid by R&D for Product manufactured by the Backup shall be an amount equal to one hundred and twenty percent (120%) of the Backup's fully absorbed cost of manufacture, with such fully absorbed cost ("Fully Absorbed Cost") to be calculated in a manner consistent with past practice (which practice R&D shall be entitled to review and discuss with Schein prior to its application), and subject to R&D's reasonable review, and with all costs of build-out and all costs of supplemental filings relating to the Backup to be excluded from Fully Absorbed Cost; provided, however, that, notwithstanding any other provision of this clause 6(a)(ii) to the contrary, R&D shall be entitled to designate as Backup a person or entity other than Schein or one of its Affiliates unless Schein or one of its Affiliates is willing to supply Product as Backup for no more than one hundred and ten percent (110%) of the price at which such other person or entity makes a bona fide offer to supply Product to R&D as Backup for similar quantities of Product for the Term (or such shorter period of time as Schein or its designated Affiliate has then agreed to supply Product), except that Schein or its designated Affiliate shall nonetheless be entitled to be Backup if otherwise entitled to do so under this clause 6(a)(ii) if the bona fide offer by the other person or entity is at a price which is less than one hundred percent (100%) of Fully Absorbed Cost but Schein or its Affiliate agrees to sell manufactured Product to R&D at the greater of one hundred percent (100%) of Fully Absorbed Cost or one hundred and ten percent (110%) of the bona fide offer.

                    (4) It is understood and agreed that nothing contained in this clause 6(a)(ii) shall be construed to entitle Schein or any of its Affiliates to obtain from R&D or RPR any information concerning the methods, processes or know-how pertaining to manufacture of the Product unless and until Schein has surrendered or there have lapsed all of Schein's rights to terminate this Agreement under clauses 14(a)(v), (vi) and (vii) hereof. Immediately after any such surrender or lapse, upon Schein's request and subject to the confidentiality provisions of this Agreement, R&D shall provide Schein with all such information and R&D Know How as may be necessary to enable Schein or its designated Affiliate to be Backup.

                         (5)  In the event that there should be any dispute as
to what constitutes Fully Absorbed Costs, then such dispute shall be settled in accordance with the procedures for the Dispute Resolution Auditor set forth in clause 7(c)(iv) hereof.

          (b)  Product Packaging and Labeling. Schein will provide R&D with
               ------------------------------
proposed label copy for the Product, which shall include Schein's name. In addition, this label copy shall include RPR's name, as is required by the RPR Agreements, and be approved by RPR and, to the extent permitted by applicable laws and regulations, the label copy shall also include R&D's name. R&D shall have the Product packaged and labeled in accordance with the applicable Marketing Authorizations and in accordance with the Schein label copy, including additional instructions delivered from time to time by Schein consistent with the applicable Marketing Authorization. Notwithstanding the foregoing, labeling language used for the Product shall be subject to the requirements of the Distribution Agreement.

     7.   Payments to R&D. Upon and subject to the terms and conditions of this
          ---------------
Agreement, Schein shall pay to R&D as full consideration for the rights granted hereunder, the following:

          (a)  Upfront Payments.
               ----------------

               (i) Simultaneously with the execution of this Agreement, Schein shall pay R&D the sum of Two Million Dollars ($2,000,000);

               (ii) Upon acceptance of the NDA for filing by the FDA - Center for Drug Evaluation and Research, Schein shall pay R&D the sum of Two Million Dollars ($2,000,000);

               (iii) Schein shall pay R&D the sum of Three Million Dollars ($3,000,000) on January 2, 1998, or such later date upon which the FDA shall first have accepted the NDA for filing; and

               (iv)   Schein shall pay R&D the sum of Five Million Dollars
($ 5,000,000) upon the receipt of final FDA Marketing Authorization in the United States and upon Schein's reasonable satisfaction that R&D can, through RPR or some other source permitted by RPR, consistently supply Schein's requirements of Product throughout the Term; provided, however, that (x) Schein shall pay to R&D Two Hundred and Fifty Thousand Dollars ($250,000) of this Five Million Dollars ($5,000,000) sum upon receipt of final Marketing Authorization from the Canadian health authorities (HPB), if such HPB Marketing Authorization is obtained prior to FDA Marketing Authorization, and (y) Schein shall (subject to the aforesaid satisfaction as to supply) pay to R&D the sum of Three Million Dollars ($3,000,000) in lieu of the said Five Million Dollars ($5,000,000) payment (i.e., a Two Million Dollar ($2,000,000) reduction) if the FDA approves
         ---
any other injectable iron product (other than an iron dextran product) prior to FDA Marketing Authorization.

          (b)  Royalties.
               ---------

               (i) Except if Schein or one of its Affiliates is manufacturing the Product as contemplated in clause 6(a)(ii) hereof, Schein shall pay to R&D an aggregate sum equal to ****** ******* ***** of annual Net Sales of the Product, which amount shall function to compensate R&D both by way of royalty in respect of its grant of rights pursuant to Section 4 hereof and for R&D's costs to supply Product to Schein. If Schein or one of its Affiliates manufactures the Product, in lieu of the amounts called for in the preceding


* redacted pursuant to confidential treatment request.

sentence, Schein instead shall pay to R&D a royalty in an amount equal to the following: (x) ****** ******* ***** of the annual Net Sales of the Product, less
(y) Cost of Goods. All amounts payable under this clause 7(b)(i) shall, subject to the provisions of clause 7(b)(ii) and Paragraph 7(d) hereof, be payable quarterly, within forty-five (45) days following the end of each of Schein's fiscal quarters, beginning with the first commercial sale of the Product by Schein, and amounts payable under this clause 7(b)(i) shall be reduced by applicable Product Payments made pursuant to Paragraph 7(d) hereof.

               (ii) Twenty-five percent (25%) of the amount of each quarterly payment (or, where Schein or one of its Affiliates is not the manufacturer, the royalty portion thereof, if, but only if, R&D has disclosed to Schein the Cost of Goods component of such payment), due and owing to R&D pursuant to clause 7(b)(i) above, shall be excluded from such quarterly payments and retained by Schein ("Recovered Royalties"). When the cumulative amount of such Recovered Royalties equals the total of (a) fifty percent (50%) of the Upfront Payments, plus (b) the accumulated interest (calculated as set forth below), the payments required by clause 7(b)(i) hereof shall thereafter be made without further reductions or retention by Schein, but with Schein entitled to keep the full amount of the Recovered Royalties which it was theretofore entitled to retain.

               (iii) For purposes of clause 7(b)(ii), above, interest shall be calculated quarterly in arrears and, the amount so calculated, accumulated. The interest rate used in the quarterly calculation of interest, shall be the simple average of the interest rates from the weekly U.S. Treasury Bill auctions that occurred during the weeks included in the fiscal quarter in question. Interest shall not be calculated on that portion of the fifty percent (50%) of Upfront Payments that has been recouped previously by Schein in the form of Recovered Royalties. Recovered Royalties shall be credited first against interest and then against Upfront Payments. Concurrently with each quarterly payment, Schein shall provide R&D with a statement as to the amount of then unrecouped interest and Upfront Payments.

          (c)  Profit Sharing Payments; Definitions; Disputes.
               ----------------------------------------------

               (i) In lieu of the method of payment set forth in Paragraph 7(b), above, R&D shall have the option to receive instead ***** ******* ***** of the Net Profit from the sale and delivery of the Product by Schein. R&D shall exercise its right to receive this percentage of Net Profit by delivering to Schein written notice of its election within thirty (30) days after Schein's initial commercial sale of the Product. Following any such election, Net Profit shall be determined by Schein quarterly during the Term, and Schein shall distribute to R&D payment of its share thereof within forty-five (45) days following the end of each of Schein's fiscal quarters; provided, however, that no such election shall be effective (and the provisions of Paragraph 7(b) shall govern), until fifty percent (50%) of the Upfront Payments, together with interest as provided above, is recouped in full by Schein.

               (ii) Notwithstanding the foregoing, if R&D and Schein form a joint venture/alliance (other than the entity established pursuant to the Operating Agreement referred to in Section 4 hereof) for disease management which by written agreement between R&D and Schein expressly includes the Product as part of that venture/alliance and replaces this Agreement, then R&D's share of the Net Profit from the sale and delivery of the Product by Schein and/or such venture/alliance shall be increased from ***** ******* ***** to ***** ******* ***** under the agreement by which such venture/alliance is governed.

               (iii) For the purposes of this Section 7, the following definitions shall apply:


* redacted pursuant to confidential treatment request.

                         (1)  "Net Profit" shall mean Net Sales, less the sum of
(x) Cost of Goods and (y) Product Related Expenses.

                         (2)   "Net Sales" shall mean gross sales of the Product
invoiced by Schein and its Affiliates, less those offsets and reductions set forth below (collectively referred to as the "Reductions"). The Reductions shall include any chargebacks, rebates (or any other required payments imposed by a government agency), free goods, cash discounts, Medicaid rebates (or any other required payments imposed by a government agency), trade discounts, excise taxes and consumption taxes to the extent included in Product sales, customs duty, credits or allowances granted on account of rejection or return of the Product, and credits for inventory and price protection in the event of any price decrease, provided that any item to be treated as a Reduction shall be properly allocable as a charge against sales rather than as a marketing expense, as determined consistently with industry practice, and with any dispute with respect thereto to be conclusively resolved and determined by the Dispute Resolution Auditor process for the resolution of disputes provided for in clause 7(c)(iv), below.

                         (3)  "Cost of Goods" shall mean:

                              (A) if R&D or a third party supplies the Product
to Schein in packaged and labeled finished dosage form, Schein's acquisition cost of the Product (which, for Product supplied by R&D or RPR, shall include only the manufacturing costs and freight); or otherwise

                              (B) if Schein or its Affiliates manufacture the
Product as contemplated in clause 6(a)(ii) hereof, then an amount determined under clause 6(a)(ii)(3) hereof.

                         (4)  "Product Related Expenses" shall mean Schein's
sales and marketing costs directly related to the Product, distribution and related costs in connection with the Product, and marketing costs reimbursed to R&D by Schein that directly related to the Product, to the extent incurred under the Strategic Commercialization Plan(s) or the Marketing Plan, and other direct costs incurred by Schein directly related to the Product beginning with the actual launch activities for Product, including, without limitation, write-offs for out-of-date inventory, out-of-pocket legal and regulatory expenses and product liability insurance premiums. However, such Product Related Expenses shall exclude the Product registration expenses paid and/or reimbursed by either party pursuant to Section 3, but it is expressly understood and agreed that Product Related Expenses shall include any costs of Phase IV Studies (as such term is defined in Paragraph 3(c) hereof), whenever incurred if incurred by Schein, and the following pre-launch expenses, if incurred by Schein: sales meetings; travel; symposia and conventions; and any other expense reasonably incurred prior to launch for the purpose of launching the Product.

                  (iv) If Schein or its Affiliates are manufacturing the Product, thirty (30) days prior to the commencement of each calendar year, Schein shall provide R&D with its budgeted calculation of fully absorbed manufacturing costs for the upcoming calendar year. If R&D disagrees with Schein's calculations and/or the methodology employed in making such calculations and such disagreement cannot be otherwise resolved between the parties, then R&D and Schein shall submit the issue(s) to the Dispute Resolution Auditor (as defined below) for resolution. The finding of the Dispute Resolution Auditor shall be binding on the parties and shall determine the revised method and calculation (if any revision is necessary) that Schein will utilize in allocating its manufacturing costs to the Product in the calendar year in question.

                         Within ninety (90) days following each calendar year
during the Term when Schein or one of its Affiliates is manufacturing Product, Schein will provide R&D with a schedule detailing Schein's calculation of Fully Absorbed Cost. The parties' determination of their respective costs in determining Net Profits with respect to each calendar quarter shall be determinative, subject to the Final Net Profit Determination using the Dispute Resolution Auditor (as defined below). Within ninety (90) days following the close of each fiscal year during the Term, R&D and Schein shall provide each other's independent certified public accountants with access, during regular business hours and upon reasonable prior notice, and subject to the confidentiality undertakings contained in this Agreement, to such party's books and records relating to the Product solely for purposes of verifying the accuracy of the calculations hereunder and that the methodology used in allocating manufacturing costs is appropriate for the year then ended.

                         Once the parties have either agreed that the original
calculations made by Schein are correct, or have agreed on a different calculation (based on the results provided by the two different certified public accountants), a correcting payment or refund, together with interest at the current prime lending rate established by leading New York banks as published in The Wa# Street Journal, shall be made by the appropriate party within thirty
(30) days thereof. However, if after thirty (30) days such an agreement cannot be reached, a dispute resolution auditor ("Dispute Resolution Auditor") will be appointed by the mutual consent of the parties. The Dispute Resolution Auditor shall review the calculations made pursuant to this Section 7, and/or methodology used, and then provide the parties with the verification discussed above (the "Final Net Profit Determination"). The decision of such independent auditor with respect to the payments if any, to be made pursuant to this Paragraph 7(c) shall be final and binding on the parties. The costs of such independent auditor shall be borne equally by the parties.

          (d)       Certain Product Payments.  As an advance against payments
                    -------------------------
due R&D under Paragraphs 7(b) or 7(c), above, as applicable, Schein shall pay to R&D a "Product Payment." The amount of any Product Payment shall be an amount equal to ten percent (10%) of the product obtained by multiplying (x) the average selling price per unit of Product during the calendar quarter immediately preceding the one in which the Product Payment being calculated is to be made (or, if there are no Product sales in the preceding quarter, then the average selling price shall be deemed to be equal to the projected average selling price as determined in accordance with Schein's then most recent Marketing Plan), by (y) the number of units of Product delivered to Schein in respect of which the Product Payment is being calculated. The Product Payment shall be paid to R&D not later than one (1) business day preceding the date on which the corresponding payment for goods must be made by R&D to its supplier (as certified to by R&D in writing), and shall be made in immediately available funds.

     8.   Representations and Warranties.
          ------------------------------

          (a) Each of R&D and Schein represents and warrants to the other as follows:

               (i) It has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

              (ii) It has such permits, licenses and authorizations of governmental or regulatory authorities as are necessary to own its respective properties and conduct its business to the extent material to the consummation of the transactions contemplated hereby. Any FDA approvals regarding the NDA and any Marketing Authorizations are specifically excluded from any R&D representations and warranties contained in this clause 8(a)(ii).

               (iii) It is not currently debarred, suspended or otherwise excluded by the United States from receiving Federal contracts.

          (b)  R&D represents and warrants to Schein as follows:

               (i) Except to the extent resulting from any action or omission by Schein following its receipt of such Product or in connection with the manufacture of Product by Schein or one of its Affiliates, the Product supplied to Schein under this Agreement shall be, and remain throughout its stated shelf life, in accordance with the specifications delineated within the FDA-approved NDA for such Product, the Drug Master File, if any, and the Foreign Registrations.

               (ii) The current manufacturing facility for the Product that R&D shall provide to Schein is located in Dagenham, UK. This facility has been approved by the FDA for other drug products. RPR and R&D are currently working together to prepare the CMC section of the NDA and as necessary to conform various plant procedures to meet FDA requirements. R&D shall use its best efforts to have RPR ensure that, prior to such FDA inspection, such facility conforms in all material respects to applicable laws, regulations and approvals governing such facility and are adequate to produce the quantities of the Product reasonably contemplated hereby.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

               (iii) All material laboratory, scientific, technical and/or other data submitted by or on behalf of R&D relating to the Product shall be true and correct and shall not contain any material falsification, misrepresentation or omission.
               (iv) All Product supplied to Schein under this Agreement, except to the extent resulting from any action or inaction by Schein or one of its Affiliates if they are manufacturing the Product, shall have expiry dating of at least 36 months from delivery to Schein.

               (v) The Product supplied by R&D, except to the extent resulting from any action or inaction by Schein or one of its Affiliates if they are manufacturing the Product, shall be in accordance with the process set forth in RPR's patent(s), if any.

               (vi) The RPR Agreements are valid and in full force and effect as of the date hereof. There are no existing or claimed defaults by any party under the RPR Agreements and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by R&D or, to the knowledge of R&D, by RPR, under the RPR Agreements.

               (vii) All clinical studies to support the NDA have been or will be conducted in accordance with then current Good Clinical Practices, and, to the extent within R&D's control and, if and to the extent not within its control, then to the best of its knowledge, all clinical supplies utilized therein have been or will be manufactured in accordance with current Good Manufacturing Practices. None of the clinical consultants or investigators involved in any such clinical studies have or had any financial, equity or other interest in R&D (but R&D has disclosed to Schein that Shannon McCool and Jur Strobos have or may acquire shares of the Common Stock of R&D).

Notwithstanding the foregoing provisions of this Section 8, R&D does not purport to convey any rights with respect to the Product or the Territory which are greater than those which it has to convey under the RPR Agreements.

     9.   Other Representations. R&D further represents and warrants to Schein
          ---------------------
    that:

          (a) subject to the rights of RPR under the RPR Agreements with respect thereto, it is the exclusive owner of all rights, title and interest in the R&D know-how, as such term is defined in the Distribution Agreement;

          (b) to R&D's best knowledge, there are no rights of third parties, other than RPR as set forth in the Distribution and Trademark Agreements, to any of the R&D Know How which conflict with the rights granted to Schein under this Agreement.

          (c) to R&D's best knowledge there is no infringement by third parties of any R&D Know How;

          (d) there is no pending or, to R&D's knowledge, threatened action, suit, proceeding or claim by others challenging R&D's rights in or to such R&D Know How, and R&D is unaware of any facts which would form a reasonable basis for any such claim;

          (e) there is no pending or, to R&D's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of such R&D Know How and R&D is unaware of any facts which would form a reasonable basis for such a claim;

          (f) there is no pending or, to R&D's knowledge, threatened action, suit, proceeding or claim by others that any of the R&D Know How or any rights granted to Schein under this Agreement infringes or otherwise violates any patent, trademark, copyright or trade secret rights of others, and R&D is unaware of any facts which would form a reasonable basis for such a claim;


          (g) to R&D's best knowledge there is no patent or patent application of others which contains claims that dominate or may dominate any R&D Know How.

     10.  Other Covenants and Agreements.
          ------------------------------

          (a) R&D shall arrange to have RPR provide to Schein a certificate of analysis for each lot of Product shipped to Schein, listing test results. Without limiting the foregoing, from each batch of Product produced by R&D, R&D agrees to use its best efforts to cause to be retained a representative sample for a period of at least 12 months past the expiration date stated thereon (or, if longer, as required under any Marketing Authorization), and, upon request, to supply or arrange for RPR to supply Schein with a portion of such representative sample, for use in the event later analysis becomes necessary.

          b) Without limiting any other remedy available to it, in the event of Schein's reasonably finding that the quality of the Product is not acceptable in terms of specifications set forth in this Agreement, Schein shall promptly notify R&D after making such determination, specifying the respects in which the quality is unacceptable. As soon as possible and without cost to Schein, R&D shall replace such non-conforming quantities. In the event that R&D shall dispute any such determination of Schein, the parties shall use their best efforts to resolve such dispute amicably. If they are unable to do so, then absent a determination by a Regulatory Authority (whose determination shall govern for these purposes), the matter shall be referred for resolution to a mutually-acceptable independent laboratory located in the United States whose decision shall be final and binding. Any charges of such laboratory shall be paid for by the party against whom the dispute is decided.

          (c) Schein, in its discretion and at its cost, shall review from time to time, through independent United States or foreign patent counsel mutually acceptable to Schein and R&D, any process patent obtained by RPR or R&D for the manufacture of the Product to determine whether such process patent may infringe any United States or foreign patent.

          (d) R&D and Schein may inspect, from time to time, each other's and RPR's manufacturing facilities, quality control procedures and records during normal business hours, upon reasonable prior notice. However, all such inspections are subject to the provisions of Section 11 hereof and Schein's inspection of RPR's facilities shall require the written consent of both R&D and RPR. R&D shall use its best efforts to attempt to obtain such RPR consent.

          (e) R&D shall provide to Schein copies of all correspondence from the FDA and other applicable regulatory authorities relating to the Product, and all inspection reports issued by the FDA and such other regulatory authorities during the Term, and related correspondence, including with respect to the manufacturing site of the Product, as such reports and correspondence become available.

          (f) It is understood and agreed that R&D and Schein may, except as otherwise expressly provided in this Agreement, engage in other business activities, even such activities as may be in competition with the activities contemplated herein, and it is understood and agreed that if R&D or Schein should learn about or develop an opportunity which might be competitive with the Product, such party shall, except as otherwise provided herein, be under no obligation to offer such opportunity for exploitation by the other or by the collaboration contemplated hereby and shall be free to take advantage thereof for its own account or for the accounts of other persons with whom such party is or may become associated, in which case the other party hereto shall have no right to any income or profits derived therefrom. Accordingly, it is expressly understood and agreed that neither party shall have any right or claim by reason of the existence of this Agreement under or in respect of any product, device, formulation, idea, invention, process or other opportunity of any kind or nature whatsoever which is neither directly competitive with the Product nor
                           -------                                       ---
reliant upon, to be used in connection with or developed, identified or discovered, directly or indirectly, using any aspect of the R&D Know How. Notwithstanding the foregoing, however, it is expressly understood and agreed as follows:

               (i) Any product, device, formulation, idea, invention, process or other opportunity of any kind or nature whatsoever which becomes known to or is proposed for development or exploitation by either party and which is reliant upon, to be used in connection with or developed, identified or discovered, directly or indirectly, using, any aspect of the R&D Know How shall be brought to the R&D Committee established pursuant to Paragraph 3(d) hereof. The R&D Committee shall have sole responsibility for determining whether the collaboration established by this Agreement will exploit the opportunity and what amount of funds, if any, is to be expended in connection therewith, and this responsibility shall be full notwithstanding that the Committee might otherwise then only be advisory in capacity, with it being understood and agreed, however, that, notwithstanding any other provision of this Agreement to the contrary, approval of the Committee shall be deemed to have been obtained if all Schein members of the Committee have voted for approval, with it being understood that Schein shall, in such case, be responsible for costs just as though full Committee approval had been obtained. If the R&D Committee determines to pursue the opportunity, it shall be pursued in accordance with the Committee's determination as to the level of funds to be expended in connection therewith, and all funds required in connection therewith, within the limits approved by the Committee, shall be provided by Schein and shall constitute neither Qualified Expenditures nor Product Related Expenses, and R&D shall have no obligation to provide any of such funds or to reimburse Schein therefor. If the Committee determines to pursue the opportunity, then, except as to the question of funding (which shall be handled as aforesaid), the opportunity shall be treated in all respects under this Agreement as though it had been included as part of the RPR Agreements and within the definition of Product thereunder, but Schein shall have complete control over development of the opportunity, including any product connected therewith. If the Committee determines not to exploit the opportunity or fails affirmatively to decide to exploit the opportunity, then neither party shall do so during the Term.


               (ii) Disclosure concerning the existence and nature of any product, device, formulation, idea, invention, process or other opportunity of any kind or nature whatsoever which becomes known to or is proposed for development or exploitation by either party and which is not reliant upon, to be
                                                         ---
used in connection with or developed, identified or discovered, directly or indirectly, using, any aspect of the R&D Know How but which is potentially
                                                            --
directly competitive with the Product shall be made in writing by that party to the other party within thirty (30) days of the time at which the presenting party first decides to proceed with U.S. clinical studies; provided, however, that if the presenting party intends to pursue such opportunity in combination with any person other than the person or persons, if any, who brought, or who has rights (originating prior in time to those of the presenting party) to such opportunity to the presenting party, then, for a period of one hundred and twenty (120) days preceding the presenting party's first offering the opportunity to such a third party, the presenting party and the other party to this Agreement shall negotiate in good faith to attempt to reach an agreement as to terms upon which such opportunity might be jointly exploited or pursued by them, failing which agreement the noticing party shall be free to exploit the opportunity as though it were a non-competitive one.

          (g) During the Term, R&D shall not, except as otherwise provided herein (including in the case of any reversion of rights provided for herein), directly or indirectly, sell, ship and/or distribute any injectable iron pharmaceutical product in any country in the Territory unless agreed to in writing by Schein.

          (h) R&D shall duly perform all of its obligations under the RPR Agreements so as to prevent any default by it thereunder, and R&D shall provide Schein with prompt written notice of any default by either party thereunder and of any event, occurrence or non-occurrence which with the passage of time, would become an event of default thereunder. R&D shall also use its best efforts to obtain from RPR amendments to the RPR Agreements which would permit R&D's sublicensees and assignees thereunder notice from RPR of any default by R&D thereunder and a reasonable period of time in which to cure any default by R&D, and R&D hereby agrees to indemnify Schein against and to reimburse it upon demand for any and all costs of cure.

          (i) R&D shall keep Schein apprised of the course of, and consult with Schein concerning, any negotiations with RPR concerning any proposed modifications or amendments to any of the RPR Agreements, and R&D will promptly furnish Schein with copies of any modifications or amendments as and when executed.

          (j) R&D shall be responsible for submitting to the FDA, and maintaining, a complete and adequate Drug Master File for the bulk active utilized in the Product. If Schein is the Backup, R&D will provide to Schein a reference letter for the Drug Master File.

     11.  Confidentiality.
          ---------------

          (a) The Confidential Information shall be treated by Schein and R&D, respectively, as confidential and in the manner required by the Distribution Agreement, shall not be disclosed or revealed to any third party and such information shall only be used in connection with the performance of this Agreement; provided, however, that Confidential Information shall not, except as otherwise provided in the Distribution Agreement, include information that the parties can document as having been:

               (i) public knowledge prior to the disclosure, or which hereafter becomes public knowledge through no fault of the receiving party;

               (ii) lawfully in its possession prior to the time of disclosure by the other party;

               (iii) received, after the time of disclosure, from a third party not under a similar obligation of confidentiality to the other party;

               (iv) independently developed by its employees without access to the other party's Confidential Information; or

               (v) required to be disclosed pursuant to (1) any order of any court having jurisdiction and power to order such information to be released or made public; or (2) any lawful action of a governmental or regulatory agency.

          (b) Each party shall take all such precautions as it normally takes with its own Confidential Information and, as required by the Distribution Agreement, to prevent any improper disclosure; provided, however, that Confidential Information may be disclosed within the limits required to obtain any authorization from the FDA or any other United States or foreign governmental or regulatory agency or, with the prior written consent of the other party.

          (c) If either party shall breach any of the provisions of this Section, in addition to and without limiting any other remedies available to such party at law or in equity, the other party shall be entitled to immediate injunctive relief in any court to restrain any such breach or threatened breach and to enforce the provisions of this Section. The parties hereto acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, the parties shall not use as a defense thereto that there is an adequate remedy at law.

          (d) This Section 11 and the obligations contained herein shall survive termination of this Agreement, whether pursuant to Section 14 hereof, by expiration of the Term or otherwise.

     12.  Indemnification: Insurance.
          --------------------------

          (a) R&D shall indemnify and hold Schein and its Affiliates harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including without limitation reasonable attorneys' fees) arising directly or indirectly as a result of R&D's negligent acts or omission or breach of its representations, warranties, covenants or other obligations hereunder, provided, however that R&D shall not be required to indemnify Schein with respect to any claim, action, suit, proceeding, loss, liability, damage or expense arising from or related to Schein's breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Schein to R&D or contained in regulatory filings prepared by Schein. Without limiting the generality of the foregoing, R&D shall protect and defend Schein from any and all claims, actions, suits, judgments, royalties, demands and causes of action whatsoever arising out of any alleged infringement of the proprietary rights of others by reason of the performance of this Agreement and the purchase, importation, distribution, marketing, sale and/or use of the Product by Schein; provided, however, that notwithstanding the foregoing, the indemnification available to Schein under this sentence shall be limited to that which is available to R&D from RPR under the RPR Agreements, with it being understood and agreed, however, that R&D shall use its best efforts to have RPR modify the RPR Agreements to provide for a level of indemnification by RPR which is more in line with that which is customary in the industry.

          (b) Schein shall indemnify and hold R&D harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including without limitation reasonable attorney's fees) arising directly or indirectly as a result of Schein's negligent acts or omissions or breach of its representations, warranties, covenants or other obligations hereunder; provided, however, that Schein shall not be required to indemnify R&D with respect to any claim, action, suit, proceeding, loss, liability, damage or expense arising from or related to R&D's breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by R&D to Schein or contained in regulatory filings or correspondence prepared or delivered by R&D.

          (c) The foregoing provisions of this Section 12 and the obligations contained therein shall survive termination of this Agreement, whether pursuant to Section 14 hereof, by expiration of the Term, or otherwise.

          (d) R&D shall use its best efforts to have RPR agree to have R&D and Schein named as additional insureds on RPR's product liability insurance. During the Term, R&D and Schein shall each at all times maintain at least $10 million of product liability insurance coverage and will, from time to time, review the appropriate level of insurance to be maintained by them (not necessarily the same for each) given their respective roles hereunder and the level of insurance maintained by RPR. R&D and Schein shall each cause the other to be named as additional insureds on their respective product liability policies immediately before the commencement of the first sale of Product hereunder.

     13.  Customer Complaints; Recall.
          ---------------------------

          (a) R&D agrees to notify Schein promptly of any serious and unexpected adverse reactions reported to R&D resulting from the use of the Product (whether inside or outside of the Territory). Schein shall notify R&D promptly of any complaints from third parties reported to Schein involving any serious and unexpected adverse reactions resulting from use of the Product. All complaints relating to the Product will be handled as described in Exhibit C hereto, entitled "Complaint Handling Procedures."

          (b) In the event of any recall of the Product, as suggested or requested by any governmental authority, or any recall to which both parties agree in writing, R&D and Schein shall perform the recall of the Product sold by Schein and in the Territory. If the recall arises from Schein's or its Affiliate's acts or omissions in the manufacturing, packaging, marketing, distribution, storage or handling of such Product, the cost of goods sold, distribution expenses and third-party recall expenses (collectively, "Recall Costs") shall be borne by Schein. If the recall arises from R&D's (or RPR's) acts or omissions in the manufacturing, packaging, marketing, distribution, storage or handling of such Product, the Recall Costs shall be borne by R&D. In all other events, Schein shall bear fifty percent (50%) of the Recall Costs and R&D shall bear fifty percent (50%) of the Recall Costs.

     14.  Termination.
          -----------

          (a) The term of this Agreement may be terminated immediately upon written notice of termination given by:

               (i) The non-defaulting party in the event that the other party shall: (A) commit a material breach or default under this Agreement, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the party in breach or default, except that such sixty (60) day period shall be fifteen (15) days in the case of a monetary default; or (B) have made a material misrepresentation of any representation or warranty contained herein; or

               (ii) Schein, in the event that a preliminary injunction or other order is granted by a court or authority enjoining or restricting the manufacture and/or distribution of the Product as contemplated hereby; or

               (iii) R&D or Schein, if the other shall at any time under the laws of the United States or any state (A) make an assignment for the benefit of creditors, (B) permit the appointment of a trustee or receiver of all or a substantial part of its assets, or (C) institute voluntary proceedings in bankruptcy or insolvency or permit voluntary institution of such proceedings against it.

               (iv) If a lawsuit has been commenced in a court of applicable jurisdiction and has resulted in a judgement in that jurisdiction that the importation, manufacture and/or distribution of the Product as contemplated hereby infringes any patent or other proprietary right of any other person, firm or corporation then Schein may terminate this Agreement with respect to the Product in that jurisdiction.

               (v) Either party, (x) in the event that there should, after the granting of Marketing Authorization by the FDA and the receipt by R&D of all of the payments contemplated in Paragraph 7(a) hereof, be an adverse development with respect to the indications for or required warning labeling of the Product which did not exist at the time of Marketing Authorization by the FDA and which, if known at the time of entering into this Agreement by the party seeking to terminate, could reasonably be expected so severely to have affected the reasonable economic expectations of that party as to the performance of the Product as to have caused that party not to enter into this Agreement, or (y) but, only until the Supply Agreement is executed, in the event that the parties shall have failed, despite having negotiated in good faith to do so, to enter into the Supply Agreement at or before the granting of Marketing Authorization by the FDA.

               (vi) Schein, for any reason, but if but only if Schein elects to terminate pursuant to this clause 14(a)(vi) after January 1, 1998 and before the FDA has accepted the NDA for filing.

               (vii) Schein, for any reason, but if but only if Schein elects to terminate pursuant to this clause 14(a)(vii) after January 1, 1999 and before Marketing Authorization from the FDA.

          (b) Notwithstanding any termination of this Agreement, then subject to any rights or remedies which one party may have against the other for any breach of this Agreement, (i) no amounts previously paid or reimbursed by Schein to R&D through the date of such termination shall be refundable to Schein, (ii) if R&D has terminated this Agreement upon Schein's breach or Schein terminates this Agreement where there has been no breach by R&D (including, by way of example, where Schein's termination is under any one of clause (ii) through
(vii), above, but there has been no breach or default under this Agreement by R&D), Schein shall be required to reimburse R&D promptly for all Qualified Expenditures paid or accrued by R&D prior to the date of such termination up to the limits provided in Paragraph 3(b) hereof; and (iii) Schein shall also be required to pay to R&D any and all other amounts accrued hereunder through the date of such termination.

          (c) Notwithstanding anything herein to the contrary, subject to RPR's approval (which R&D shall use its best efforts to obtain promptly following the execution and delivery of this Agreement), Schein shall have the right to sell any quantities of the Product obtained from R&D hereunder after expiration or termination (other than on Schein's breach) of this Agreement, and R&D shall fill all of Schein's orders for Product received during the one hundred and eighty (180) day period following any notice of termination, upon the terms of this Agreement.

          (d) Failure to obtain Marketing Authorizations in any country in the Territory other than the United States, shall not result in a termination of this Agreement.

     15.  Force Majeure. If either R&D or Schein shall be prevented by fire,
          -------------
strike, lockouts, war, civil disturbances, acts of God or other similar events beyond the reasonable control of R&D or Schein from performing its respective obligations hereunder, neither R&D nor Schein shall be liable to the other for damages. The party being able to perform may, at its sole option, extend the duration of this Agreement by a term equal in length to the period during which the other party was unable to perform its obligations hereunder, or waive such obligations, but in no event shall the Term be extended hereunder beyond that of the RPR Agreements.

     16.  Assignment. This Agreement shall inure to the benefit of, and shall be
          ----------
binding upon each of, the parties hereto and their respective successors and assigns. This Agreement can be assigned in whole or in part by either party subject to prior written consent of the other, which consent will not be unreasonably withheld or delayed and, to the extent applicable, subject to RPR's prior written consent. R&D or Schein may, without the prior written consent of the other, but subject to obtaining such consent, if any, as might be required under the RPR Agreements (which R&D agrees that it would use its best efforts to obtain), assign this Agreement, in whole or in part, to an Affiliate or to any third party acquiring all or substantially all of the assets of Schein or R&D or with or into whom R&D or Schein may be merged, provided that the assigning party shall remain fully responsible for performance of the obligations of its assignees under this Agreement. In any event, the party so assigning shall give the other party written notice at least sixty (60) days prior to such assignment.

     17.  Notices. All notices, reports and other communications required by
          -------
this Agreement shall be transmitted by overnight courier service or by facsimile transmission with confirmed answer back to the other party at its address set forth below, or such other address as shall be specified by the parties hereto by written notice given in accordance with this section and shall be effective upon receipt thereof.

     If to Schein:       Schein Pharmaceutical, Inc.
                         100 Campus Drive
                         Florham Park, NJ 07932
                         Telecopier No.: (201) 593-5820
                         Attention: General Counsel

     If to R&D:     Makoff R&D Laboratories, Inc.
                    4640 Admiralty Way, Suite 710
                    Marina del Rey, California 90292
                    Attention: Robert G. Weitzman, Esq. Chief Financial Officer

     18.  Publicity.  Except for such disclosure as is deemed necessary, in the
          ---------
reasonable judgment of a party, to comply with applicable laws or to obtain Marketing Authorizations, and except for disclosures contemplated under the Marketing Plans or the Strategic Commercialization Plans, no announcement, news release, public statement or publication relating to the existence of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which shall not be unreasonably withheld. Also, prior to the commencement of the sale of the Product, advance representative copies of such publications shall also be provided to RPR by the parties.

     19.  Amendment and Waiver. This Agreement (including the Exhibits hereto)
          --------------------
may be amended, modified, superseded or canceled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

     20.  Governing Law, Venue and Arbitration. This Agreement and all rights,
          ------------------------------------
obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California. The parties mutually agree to arbitration in accordance with the rules of the American Arbitration Association in effect as of the date of this Agreement (which are incorporated by reference herein), and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction. Venue for such arbitration shall be Los Angeles County, California if commenced by Schein and Morris County, New Jersey if commenced by R&D. Both parties agree that such judgment shall not be appealable. The arbitration shall proceed in the absence of any party which, after due notice, fails to be present or fails to obtain an adjournment. The parties shall have the right to conduct discovery pursuant to the provisions of Section 1283.05 of the California Code of Civil Procedure, and the aforesaid arbitration requirement shall not operate to preclude either party hereto from seeking or obtaining injunctive relief in a court of competent jurisdiction or from pursuing in a court of competent jurisdiction rather than through arbitration any relief which it might seek in connection with any occurrence, matter or question where it is reasonably foreseeable that a third party (including RPR) might bring a claim with respect thereto, connected therewith or arising therefrom or be a party thereto in a judicial forum. It is also understood and agreed that in the case of any arbitration involving technical claims of a noncommercial nature, arbitrators shall be drawn only from among persons having appropriate technical background or expertise in the areas concerned, and it is further understood and agreed that the parties' negotiations for the entering into of the Supply Agreement shall not be subject to arbitration.

     21.  Attorney Fees. In the event that it becomes necessary for either party
          -------------
to commence any proceeding or action (including arbitration) to enforce the provisions of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover all costs and expenses thereof, including, but not limited to reasonable attorneys' fees and customary court costs, with it being understood and agreed, however, that Schein shall be entitled to offset against any of its payments next otherwise coming due from it to R&D under this Agreement any and all fees and costs then due from R&D to Schein under this Section 21.

     22.  Severability. In the event that any one or more of the agreements,
          ------------
provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions of terms contained herein shall in no way be affected, prejudiced or invalidated thereby.

    23.   Entire Agreement. This Agreement, together with the Exhibits hereto,
          ----------------
contains the entire agreement between the parties hereto and supersedes any agreements between them with respect to the subject matter hereof.

     24.  Section Headings. The section headings contained in this Agreement are
          ----------------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     25.  Counterparts. This Agreement may be executed in any number of separate
          ------------
counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      SCHEIN PHARMACEUTICAL, INC.

                                      By: /s/ Michael D. Casey
                                          -------------------------
                                          Authorized Officer

                                      MAKOFF R&D LABORATORIES, INC

                                      By: [SIGNATURE ILLEGIBLE]
                                          -------------------------
                                          Authorized Officer)